Exhibit 99.1

Pro Forma Combined(a)

(unaudited)

	12 Months Ended September 30, 2005	3 Months Ended December 31, 2005	12 Months Ended December 31, 2005
	(unaudited) (thousands, except per share amounts)
Statement of Operations Data:
Net sales	$126,721	$33,238	$127,097
Cost of sales	110,369	32,749	115,583
Gross profit	16,352	489	11,514
Operating expenses:
General and administrative expenses	13,473	5,064	16,591
Depreciation and amortization	436	134	464
Research and development	496	1,280	1,608
Total operating expenses	14,405	6,478	18,663
Operating income (loss)	1,947	(5,989)	(7,149)
Non-operating items	6,159	624	5,329
Net loss from continuing operations before taxes	(4,212)	(6,613)	(12,478)
Income tax expense	(61)	—	(61)
Net loss from continuing operations	(4,273)	(6,613)	(12,539)
Deemed dividend related to beneficial conversion feature and warrants	(9,000)	—	(9,000)
Cash dividends paid to preferred stockholders	(341)	(74)	(416)
Net loss from continuing operations applicable to common stockholders	$(13,614)	$(6,687)	$(21,955)
Basic and diluted loss from continuing operations per common share, including dividends	$(0.13)	$(0.05)	$(0.17)
Basic and diluted weighted-average number of common shares outstanding	105,419	125,974	125,974

Other Data:
Cash			$49,076
Working capital			65,664
Total assets			142,030
Total debt			53,732 (b)
Total stockholders’ equity			83,299

(a)          See “Unaudited Condensed Pro Forma Combined Financial Statements” for a full presentation of the underlying pro forma financial statements and related assumptions, adjustments and basis of presentation.

(b)         Net of unamortized debt issuance costs of $394,000.